EXHIBIT 10.4

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

BETWEEN RICHARD E. OTTO AND CORAUTUS GENETICS, INC.

This FIRST AMENDMENT to that certain EMPLOYMENT AGREEMENT between Corautus Genetics, Inc. (the “Company”) and Richard E. Otto (the “Executive”) dated February 4, 2005 (the “Agreement”) is hereby entered into by and between the Company and the Executive, effective as of the 21st day of June, 2006.

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to the Agreement; and

WHEREAS, the Executive’s Agreement expires as of February 3, 2007, and the Company desires to amend the Executive’s Agreement to extend the term of the Agreement until March 31, 2007; and

WHEREAS, to provide incentives for the Executive to extend the term of the Agreement and to attain certain other milestones, the Company desires to provide for a cash retention payment of $115,000 if the Executive is employed on January 31, 2007 and to grant options to the Executive to purchase shares of the common stock of the Company to become exercisable upon the achievement of those certain milestones on or before March 31, 2007; and

WHEREAS, the Board of Directors of the Company has approved the amendment of the Agreement;

NOW, THEREFORE, effective as of June 21, 2006, the parties hereby amend the Agreement as follows:

1. The first sentence of Article 2 of the Agreement shall be amended to read as follows:

“Unless terminated earlier as provided in Article 4, this Agreement shall extend until March 31, 2007.”

2. A new Article 7 shall be added to the Agreement to read as follows:

“ARTICLE 7

RETENTION INCENTIVES

7.1 Cash Retention Payment. The Executive shall be entitled to receive a lump sum cash payment of $115,000 on January 31, 2007, if he is employed by the Company on that date. If the Executive is employed on January 31, 2007, as provided herein, the cash payment shall be paid to the Executive no later than the next regularly scheduled payroll date following the date the Executive becomes entitled to such payment.

7.2 Nonqualified Stock Option Award. In accordance with and subject to the terms of the Corautus Genetics Inc. 2002 Stock Plan (the “Plan”), as of the effective date of this First Amendment to the Agreement, the Executive shall be entitled to a grant of nonqualified stock options to purchase 200,000 shares of the Company’s common stock at a per share exercise price equal to the fair market value of the Company’s common stock on June 21, 2006, subject to the terms and conditions approved by the Company and set forth in a nonqualified stock option agreement.”

3. Except as specifically provided above, the terms of the Agreement shall remain in full force and effect as prior to this First Amendment.

IN WITNESS WHEREOF, the Executive and the Company have executed and delivered this First Amendment to the Agreement as of the date set forth above, but actually on the date set forth below.

CORAUTUS GENETICS, INC.

By:	/s/ James C. Gilstrap
James C. Gilstrap
Chairman of the Board of Directors

Date:	June 21, 2006

RICHARD E. OTTO

/s/ Richard E. Otto

Date:	June 21, 2006